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                                                                  Exhibit 99-1


                                      RULES

                            OF THE ST. PAUL (UK) 1988

                              SHARE OPTION SCHEMES

                      (Adopted by the Board of the Company

                        on 10th June 1988 and amended by

                     the Compensation and Benefits Committee

                     on 12th July 1988 and 10th August 1989

                         and by the Board of the Company

                               on 21st August 1995

                             and 4th December 1995)









                         New Bridge Street Consultants
                         Tallis House
                         2 Tallis Street
                         London  EC4Y OBJ

                         Ref:   2291\ESOS.JDF (X 4355)

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                                      INDEX


                                                                            PAGE


RULES OF THE ST. PAUL (UK) 1988
  (NO. 1) SHARE OPTION SCHEME. . . . . . . . . . . . . . . . . . . . . . . .   2


1.    DEFINITIONS AND INTERPRETATION . . . . . . . . . . . . . . . . . . . .   2


2.    GRANT OF OPTION. . . . . . . . . . . . . . . . . . . . . . . . . . . .   3


3.    EXERCISE OF OPTION . . . . . . . . . . . . . . . . . . . . . . . . . .   5


4.    LIMITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7


5.    VARIATION OF CAPITAL . . . . . . . . . . . . . . . . . . . . . . . . .   9


6.    CHANGE OF CONTROL. . . . . . . . . . . . . . . . . . . . . . . . . . .   9


7.    ALTERATION OF THE SCHEME . . . . . . . . . . . . . . . . . . . . . . .  11


8.    MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11


RULES OF THE ST. PAUL (UK) 1988
  (NO. 2) SHARE OPTION SCHEME. . . . . . . . . . . . . . . . . . . . . . . .  12

RULES OF THE ST. PAUL (UK) 1988
(NO. 1) SHARE OPTION SCHEME


This Scheme is intended to strengthen the ability of the Company and its Subsidiaries to attract and retain Executives of outstanding competence by providing them with added incentive to render high levels of performance and effective service in connection with their employment in management positions, and, in certain cases to reward Executives for having done so, through the opportunity for share ownership and benefits of share appreciation.


1.    DEFINITIONS AND INTERPRETATION


1.1   In this Scheme, unless the context otherwise requires:-


      (a) "the Board" means the board of directors of the Company or a committee appointed by such board of directors;


      (b) "the Parent Company" means the St. Paul Companies Inc. (incorporated in the State of Minnesota USA);


      (c) "the Company" means St. Paul (UK) Limited (registered in England No. 2160210);


      (d) "Executive" means a full-time director or qualifying employee of a Participating Company and for this purpose a director shall not be treated as full-time unless he is required to devote not less than 25 hours (excluding meal breaks) per week to the service of a Participating Company, and a qualifying employee, in relation to a company, means an employee (other than one who is a director of a Participating Company) who is required, under the terms of his employment, to work for the company for at least 20 hours (excluding meal breaks) per week;


      (e) "the Grant Date" in relation to an Option means the date on which the Option was granted;


      (f)     "Option" means a right to acquire Shares pursuant to the Scheme;


      (g) "Participant" means a person who has subsisting rights under an Option granted under the Scheme or the personal representatives of a person who had such subsisting rights immediately prior to his death;


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      (h)     "Participating Company" means the Company and any Subsidiary to which the Board has resolved that the Scheme shall for the time being extend;


      (i) "Schedule 9" means Schedule 9 to the Income and Corporation Taxes Act 1988;


      (j) "the Scheme" means the St. Paul (UK) 1988 (No. 1) Share Option Scheme as herein set out but subject to any alterations or additions made under Clause 7 below;


      (k) "Share" means a share of common stock without par value, of the Parent Company;


      (l) "Subsidiary" means a body corporate (wherever incorporated) which is for the time being a subsidiary of the Company (within the meaning of Section 736 of the Companies Act 1985) and under the control of the Company (within the meaning of Section 840 of the Income and Corporation Taxes Act 1988).


1.2 Any reference in the Scheme to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.


2.    GRANT OF OPTION


2.1 The Company's powers and discretions to grant Options are vested in the Board subject to the prior agreement of the Parent Company.


2.2 The Board has a discretion to grant Options to any Executive to acquire shares on the terms of the Scheme and subject to any other conditions it sees fit.


2.3 Without prejudice to the generality of sub-clause 2 above, an Option may be granted to a person under the Scheme upon terms that within 7 years after the Grant Date it may only be exercised in circumstances in which paragraph (a) and (b) of Section 185(3) of the Income and Corporation Taxes Act 1988 apply.


2.4   Whilst the Scheme is approved by the Inland Revenue under Schedule 9 -


      (a)     the Shares must satisfy the requirements of paragraphs 10-14 of
              Schedule 9, and


      (b) any conditions, other than the terms set out in these Rules, which are imposed must have been previously approved in writing by the Inland Revenue.

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2.5   The price (which shall be denominated in U.S. dollars) at which a Share may be acquired upon exercise of an Option granted under this Scheme must be determined before or at the time that the Option is granted and is at the discretion of the Board, but shall not be less than the market value (within the meaning of Part VIII of the Capital Gains Tax Act 1979) of a Share, as agreed in advance for the purposes of the Scheme with the Shares Valuation Division of the Inland Revenue, and while the Shares are quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market System or any other U.S. national securities exchange which is a recognized stock exchange for the purposes of Part XIX of the Income and Corporation Taxes Act of 1988 shall be a price being not greater than the highest reported sale price, nor less than the lowest reported sale price, recorded on NASDAQ National Market System or any other U.S. national securities exchange which is a recognized stock exchange for the purposes of Part XIX of the Income and Corporation Taxes Act 1988 on the day last preceding the Grant Date on which the Shares are quoted or on such other day as may be agreed with the Inland Revenue.


2.6   An Option shall be granted under the Common Seal of the Company.


2.7 As soon as reasonably practicable after the Grant Date, the Board on behalf of the Company shall issue to the Participant a certificate which shall:-


      (a)     specify the Grant Date, and


      (b)     specify the number of Shares subject to the Option, and


      (c) specify the price at which Shares may be acquired by the exercise of the Option, and


      (d) the additional conditions (if any) specified by the Board pursuant to sub-clause 2 above, and


      (e) subject as aforesaid, be issued in such form and manner as the Board shall from time to time prescribe.


      and the Participant shall acknowledge receipt of the certificate by signing and returning a letter in such form as the Board may from time to time determine.

3.    EXERCISE OF OPTION


3.1 The Participant may exercise the Option by giving to the Company a notice in accordance with the provisions of this Clause 3.


3.2 Subject to sub-clauses 5 and 6 below and to Clause 6 below, the Participant may not exercise the Option earlier than 3 years after the Grant Date.



3.3   The Participant may not exercise the Option-


      (a)     later than 10 years after the Grant Date, or


      (b) if he is not eligible to participate in the Scheme by virtue of paragraph 8 of Schedule 9.


3.4 Subject to sub-clauses 5, 6 and 7 below, the Option may only be exercised at a time when the Participant is, and has at all time since the Grant Date been, an executive and if either a Participant ceases to be an Executive, or at the date of any purported exercise hereunder has given or has been given notice of termination of his employment as an Executive then, subject as aforesaid, his Option shall forthwith lapse.


3.5 If the Participant dies before exercising the Option, it may, subject to its not being exercised later than the period specified in sub-clause 3(a) above, be exercised by his personal representatives after, but not later than one year after, the date of his death.


3.6   Subject to sub-clauses 3 above and 7 below, the option may be exercised:-


      (a) within the period of 6 months (or such longer period not exceeding 3 years as the Board may permit) beginning with the date on which the Participant shall have ceased to be an Executive by reason of injury, disability or redundancy (within the meaning of the Employment Protection (Consolidation) Act 1978) and at the end of such period shall forthwith lapse; or


      (b) within the period of 18 months beginning with the date on which the Participant shall have ceased to be an Executive by reason of retirement on or after reaching pensionable age (within the meaning of Schedule 20 to the Social Security Act 1975) or any other age which he is bound to retire in accordance with the terms of his contract of employment and at the end of such period shall forthwith lapse; or

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      (c)     with the consent of the Board, within the period of 6 months (or such longer period not exceeding 3 years as the Board may permit) beginning with the date on which the Participant shall have ceased to be an Executive by reason of:-


              (i) retirement before reaching such pensionable or other age as is mentioned in paragraph (b) above, or


              (ii) the Subsidiary of which the Participant is a director or employee ceasing to be a subsidiary of the Parent Company (within the meaning of Section 736 of the Companies Act
                    1985), or


              (iii) the business in which he is employed being transferred to a person other than the Company or a subsidiary of the Parent Company (within the meaning of Section 736 of the Companies Act 1985),


              and at the end of such period shall forthwith lapse; or


      (d)     in accordance with Clause 6 below; or


      (e) within such period, if any, not exceeding 3 years as the Board may permit beginning with the date on which the Participant shall have ceased to be an Executive for any reason other than those set out in sub-clause 5 and sub-clauses 6(a), (b) and (c) above and at the end of such period, if any, shall forthwith lapse.


3.7 Subject to sub-clause 8 below, the Option may only be exercised if all conditions (if any) specified by the Board pursuant to Clause 2.2 above in relation to it have been fully satisfied.


3.8 If the Participant becomes entitled to exercise the Option in accordance with Clause 6 below any condition specified by the board pursuant to Clause 2.2 above shall cease to apply.


3.9 For the purpose of the preceding provisions of this Clause, a Participant shall not be treated as ceasing to be an Executive until he ceases to be a full-time director or qualifying employee of the Company, any Subsidiary, the Parent Company or any subsidiary of the Parent Company (within the meaning of Section 736 of the Companies Act 1985).


3.10  The notice exercising the Option shall:-


      (a) specify the number of Shares in respect of which the Option is exercised, and



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

      (b) be accompanied by payment in U.S. dollars to the Company of an amount equal to the product of the number of Shares specified in the notice and the price at which a Share may be acquired by the exercise of the Option, and


      (c) be accompanied by the certificate issued in respect of the Option, and


      (d) subject as aforesaid, be given in such form and manner as the Board may from time to time prescribe.


3.11 Within 30 days after the notice has been received by the Company, the Board on behalf of the Company shall procure the issue or transfer to the participant of the number of the Shares specified in the notice and the Participant shall be deemed to be the holder of record of such Shares on the date that proper notice of exercise of the Option is delivered to the Company.


3.12 As soon as reasonably practicable after a Participant exercises an Option under the Scheme, the Board on behalf of the Company shall:


      (a) procure that a share certificate in respect of the Shares acquired thereby is delivered to the Participant, and


      (b) procure that such Shares are listed on any market or exchange on which common stock of the Parent Company is listed, and


      (c) if the Option remains partially unexercised, issue to the Participant a new or endorsed certificate which shall contain all the information contained in the certificate issued to the Participant pursuant to Clause 2.7 above and shall also specify the number of Shares in respect of which the Option may still be exercised.


3.13 The issuance of any Shares under the Scheme shall be subject to obtaining any consents or other required action of any competent authority under regulations or enactments for the time being in force as may be necessary.


4.    LIMITS


4.1 Subject to Clause 5 below, the number of Shares in respect of which Options may be granted under the Scheme on any day shall not, when added to the number of Shares which immediately prior to that day shall have been or remain to be issued on the exercise of options granted prior to that day under the Scheme or options granted on or prior to that date under the St. Paul (UK) 1988 (No. 2) Share Option Scheme and any other employee share option schemes that may be adopted by the Company for the benefit of employees of the Company or a Subsidiary, exceed 550,000 Shares.


4.2 No person shall be granted Options under the Scheme which would, at the time granted, cause the amount at which Shares remain to be acquired upon exercise of options granted to him under the Scheme or under any other scheme (not being a savings related share option scheme) approved under
      Schedule 9 and established by the Company or by any associated company of the Company (within the meaning ascribed to that term for the purposes of paragraph 28(1) of Schedule 9) to exceed or further exceed the higher of:-


      (a)     L100,000, and


      (b) four times the amount of the relevant emoluments for the current or preceding year of assessment (whichever of those years gives the greater amount) or, if there were no relevant emoluments for the preceding year of assessment, four times the amount of the relevant emoluments for the period of 12 months beginning with the first day during the current year of assessment in respect of which there are relevant emoluments.


      and for this purpose the relevant emoluments are such of the emoluments of the office or employment by virtue of which the person in question is eligible to participate in the Scheme and of any other office or employment held by him with a company which is a Participating Company as are liable to be paid under deduction of tax pursuant to Section 203 of the Income and Corporation Taxes Act 1988, after deducting from them amounts included by virtue of Chapter II of Part V of the Income and Corporation Taxes Act 1988 and the expression "year of assessment" has the meaning given to it by Section 832(1) of the Income and Corporation Taxes Act 1988.


4.3 No person shall be granted Options under the Scheme which would, at the time they are granted, cause the amount at which Shares remain to be acquired upon exercise of Options granted to him prior to that day under the Scheme or options granted to him on or prior to that date under the St. Paul (UK) 1988 (No. 2) Share Option Scheme to exceed or further exceed the higher of:-


      (a)     L100,000, and


      (b) four times (or such higher multiple as the Board with the consent of the Parent Company may determine) the total remuneration (excluding benefits in kind), expressed as an annual rate payable by the Company or any Subsidiary to the Executive as on that day.


4.4 Unless otherwise agreed with the Inland Revenue, the U.S. dollar exchange rate for pounds sterling for the purposes of calculating the limits in sub-clause 2 and 3 above shall be the noon buying rate in New York City U.S.A. for cable transfers payable in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York.


5.    VARIATION OF CAPITAL


5.1 In the event of any change in the common stock of the Parent Company through merger, consolidation, reorganisation, recapitalisation, stock dividend, stock split, combination of shares, rights offerings change in corporate structure of the Parent Company, or otherwise, the Board in its discretion may, with the consent of the Parent Company and the prior written agreement of the Inland Revenue make appropriate adjustment as to the number and type of securities subject to and reserved for issue or transfer under the Scheme and, in order to prevent dilution or enlargement of the rights of Participants, the number, type and Option price of securities subject to outstanding Options.


5.2 As soon as reasonably practicable after making any adjustment under sub-clause 1 above, the Board shall give notice in writing thereof to any Participant affected thereby.


6.    CHANGE OF CONTROL


6.1 If any person (other than the Parent Company or any subsidiary within the meaning of Section 736 of the Companies Act 1985, of the Parent Company) obtains control (within the meaning of Section 840 of the Income and Corporation Taxes Act 1988) of the Company, any Option granted under the Scheme may, subject to Clause 3.3 above, be exercised within one month (or such longer period as the Board may permit) of such change of control.


6.2 For the purposes of sub-clause 1 above, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.


6.3 If there is a change in control of the Parent Company within the meaning of sub-clause 4 below, any Option granted under the Scheme may, subject to Clause 3.3 above, be exercised within one month (or such longer period as the Board may permit) of such change of control.


6.4 For the purposes of sub-clause 3 above, a change of control means a change in control of the Parent Company of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of the Current Report on Form 8-K, as in effect on 11 March 1988, pursuant to Section 13 or 15(d) of the U.S. Securities Exchange Act of 1934; provided that, without limitation, such a change in control shall be deemed to have occurred at such time as (a) any "person" within the meaning of
      Section 14(d) of the U.S. Securities Exchange Act of 1934, other than the Parent Company, a subsidiary of the Parent Company or any employee benefit plan(s) sponsored by the Parent Company or such subsidiary, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the U.S. Securities Exchange Act 1934), directly or indirectly, of 50% or more of the common stock of the Parent Company; or (b) individuals who constitute the board of directors of the Parent Company on 11 March 1988, cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to 11 March 1988, whose election or nomination for election by the Parent Company's shareholders, was approved by a vote of at least three quarters of the directors comprising the board of directors of the Parent Company on 11 March 1988 (either by a specific vote or by approval of the proxy statement of the Parent Company in which such person is named as a nominee for director, without objecting to such nomination) shall be, for purposes of this paragraph (b), considered as though such person were a member of the board of directors of the Parent Company on 11 March 1988.


6.5 If any company ("the acquiring company") obtains control (within the meaning of Section 840 of the Income and Corporation Taxes Act 1988) of the Parent Company as a result of making:-


      (a) a general offer to acquire the whole of the issued share capital of the Parent Company which is made on a condition such that if it is satisfied the person making the offer will have such control of the Parent Company, or


      (b) a general offer to acquire all the common stock in the Parent Company which are of the same class as the common stock which may be acquired by the exercise of Options granted under the Scheme, any Participant may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 15 of
      Schedule 9), by agreement with the acquiring company, release any Option granted under the Scheme in consideration of the grant to him of a new option which (for the purposes of that paragraph) is equivalent to the first-mentioned Option but relates to shares in a different company (whether the acquiring company itself or some other company falling within paragraph (b) or (c) of paragraph 10 of Schedule 9).

6.6 Where a new option is granted pursuant to sub-clause 5 above, Clause 3 and 5 above and this Clause 6 shall in relation to such new option be construed as if references to the Parent Company and to shares were references to the company to whose shares the new option relates and to such shares in such company.


7.    ALTERATION OF THE SCHEME


7.1 Subject to sub-clause 2 below, the Board may with the consent of the Parent Company at any time alter or add to all or any of the provisions of the Scheme in any respect.


7.2 No alteration or addition shall be made under sub-clause 1 above at a time when the Scheme is approved by the Inland Revenue under Schedule 9 without the prior approval of the Inland Revenue.


7.3 As soon as reasonably practicable after making any alteration or addition under this Clause, the Board shall give notice in writing thereof to any Participant affected thereby.


8.    MISCELLANEOUS


8.1 The Company shall at all times satisfy itself that it is able to procure the transfer to Participants of such number of Shares as may be necessary to satisfy the exercise in full of all Options remaining to be exercised under the Scheme.


8.2 All Shares transferred to Participants pursuant to the Scheme shall satisfy the requirements of paragraphs 10-14 of Schedule 9.


8.3 An Option granted under the Scheme shall not be transferred, assigned, mortgaged, charged or otherwise disposed of by the Participant and shall lapse forthwith on its coming to the notice of the Board that the Participant has become insolvent.


8.4 The rights and obligations of any individual under the terms of his office or employment with the Company or a Subsidiary or a subsidiary of the Parent Company (within the meaning of Section 736 of the Companies Act
      1985) shall not be affected by his participation in the Scheme or any right which he may have to participate therein, and the Scheme shall afford such an individual no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason whatsoever.


8.5 The Board may from time to time make and vary such rules and regulations not inconsistent herewith and establish such procedure for administration and implementation of the Scheme as it thinks fit, and in the event of any dispute or disagreement as to the interpretation of the Scheme, or of any such rule, regulation or procedure, or as to any question or right arising from or related to the Scheme, the decisions of the Board shall be final and binding upon all persons.


8.6 Any notice or other communication under or in connection with the Scheme may be given by personal delivery or by sending the same by post, in the case of a body corporate to its registered office, and in the case of an individual to his last known address, or, where he is a director or an employee of any company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment.


RULES OF THE ST. PAUL (UK) 1988
(NO. 2) SHARE OPTION SCHEME

9. Options may be granted in accordance with such provisions as would be applicable if the rules of the St. Paul (UK) 1988 (No. 1) Share Option Scheme (set out in Clauses 1 to 8 above) were herein set out in full subject to the following modifications:-


9.1 In Clause 1.1, for sub-clause (d) substitute " "Executive" means any director or employee of any Participating Company".


9.2   In Clause 1.1, in sub-clause (j) for "(No. 1)" substitute "(No. 2)".


9.3   Delete Clause 2.3 and 2.4.


9.4 In Clause 2.5 delete the words "as agreed in advance for the purposes of the Scheme with the Shares Valuation Division of the Inland Revenue".


9.5   After Clause 2 insert:


      "2A  PARALLEL OPTIONS


      2A.1 Without prejudice to the generality of sub-clause 2.2 above, sub-clause 2 below shall apply to any Option granted to a person under the Scheme which is designated by the Board to be a parallel option by reference to an option ("the related option") granted to him under the St. Paul (UK) 1988 (No. 1) Share Option Scheme.

      2A.2 The number of Shares in respect of which the parallel option may be exercised at any time shall (i) be limited to that number of Shares subject to the related option in respect of which a deed of release of the related option has previously been executed by him, and (ii) be taken to be reduced by the number of shares in respect of which the related option shall have been exercised at or prior to that time."


9.6 In Clause 3.3 (a) after the words "10 years" add "(or such shorter period as the Board may specify in relation to Executives who at the Grant Date are subject to U.K. Case I Schedule E taxation)".


9.7   Delete Clause 3.3 (b).


9.8   In Clause 3.9 add at the end: "unless the Board so resolves".


9.9   In Clause 3.11 add at the end:


      "unless:-


      (a) the Board considers that the issue or transfer of the said Shares would not or might not be lawful in the relevant jurisdiction; or


      (b) in a case where a Participating Company is or may be obliged to account for any tax (in any jurisdiction) for which the Participant is or may be liable by virtue of the exercise of the Option, or would or might suffer any disadvantage if it did not account for such tax, that or another Participating Company has not received payment from him of a corresponding amount provided however that where payment has not been so received from the Participant the Board and the relevant Participating Company shall have an absolute discretion to agree to deduct such corresponding amount from the Participant's future remuneration instead".


9.10  In Clause 4.1, for "(No. 2)" substitute "(No. 1)".

9.11  Delete Clause 4.2.

9.12 In Clause 5.1 delete the words "and the prior written agreement of the Inland Revenue".


9.13  Delete Clause 7.2 and 8.2